UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

November 13, 2009
Date of Report (date of Earliest Event Reported)

Dynamic Alert Limited
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-33714	98-0430746
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
11622 El Camino Real, Suite 204, San Diego, California 92160
(Address of principal executive offices and zip code)

(888) 675-0888
 (Registrant’s telephone number, including area code)

1414 Eighth Street S.W., Suite 260, Calgary, Alberta T2R 1J6, Canada
 (Former name or former address, if changed from last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

[Missing Graphic Reference]

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 13, 2009, Dynamic Alert, Ltd., a Nevada corporation (the “Company”) entered into a Letter of Intent with the Rusheen Handels AG, a Swiss corporation (“Rusheen”) for the acquisition by the Company of Rusheen’s 99% ownership interest in Amazones Capital e Particpacoes Ltd., a Brazilian corporation (“Amazones”) in exchange for (a) 44 million restricted shares of the Company’s common stock and a 2.5% net smelter return royalty on mineral production from Amazones mineral claims located in Brazil. Amazones owns mineral claims to approximately 2.04 million acres in three (3) states in Brazil.

The agreement to acquire Rusheen’s ownership interest in Amazones is contingent on the parties entering into a written definitive acquisition agreement, approval by both parties’ board of directors and completion of due diligence investigation by each party.

ITEM 5.02                                DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

On November 13, 2009, the Company’s Board of Directors electedDr. Thomas E. Sawyer as a member of the Company’s Board of Directors (the “Board”). Dr.Sawyer was also appointed as the Company’s Chief Executive Officer, Secretary and Treasurer.

Following the election ofDr. Sawyer to the Board, the Company received the written resignation of Mr. David Robinson as a member of the Board and as an officer of the Company.

Dr.Sawyer, 76, has been Senior Scientific advisor to three US Presidents. He has been an innovator and entrepreneur in telecom hardware. Since 2007, he has been the Chairman of the Board and CEO of Innova Enterprises, Inc., of Sandy, Utah, a company that develops oil purification technology to reduce waste oil and extend useful life of engines and engine components. From 2002 through 2005, he was President and Chief Executive Officer of TeleCom, Inc. From 1998 through 2002, Dr. Sawyer served as Director and Chief Technology Officer of Global Light Telecommunications, Inc. Hehas also been the President and Chief Executive Officer of Sawyer Technologies, LLC, since 2002, which provides consulting services for international high net worth entities and individuals, projects in the fields of mining, gas and oil, telecommunications, green energy and clean technologies and health care.

Dr. Sawyer obtained a B.Sc. (Engineering) from UCLA, a M.A. (Business and Urban Affairs) from Occidental College, a Ph.D. (Clinical Psychology) from Florida State and a Ph.D. (Management) from Walden University. He performed Graduate Research (Public Affairs) at Coro Foundation and has completed other graduate studies at the University of Utah, the University of Southern California and California Institute of Technology.

Dr. Sawyer is a member of the Board of Directors of Chief Consolidated Mining Company, which is a SEC-publicly registered company.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC ALERT LIMITED

Date: November 13, 2009                                                    By:               /s/ Thomas E. Sawyer
Name:         Thomas E. Sawyer
Title:           Chief Executive Officer